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(A) EXHIBIT 99.1

AMISTAR ANNOUNCES NEGOTIATION OF SALE OF APM(TM) BUSINESS ASSETS

SAN MARCOS, CALIFORNIA, March 15, 2007 /PRIMEZONE/ -- Amistar Corporation (OTC Bulletin Board-AMTA.OB) today announced that it has entered into serious negotiations with a third party which would acquire for cash, and future cash payments tied to future APM sales, all of the assets of Amistar and of Amistar's 51% owned subsidiary Distributed Delivery Networks relating to the business of designing, manufacturing, marketing, selling and servicing the APM kiosk systems for delivering filled prescriptions and other products to retail purchasers. When and if agreement is reached, the contemplated transaction could provide Amistar with several million dollars of cash at close with the future potential for further amounts as APM machines are sold.

Stuart Baker, President of Amistar Corporation, stated "While there is no assurance that the Company will be successful in consummating a definitive agreement for the sale of the APM assets, the contemplated transaction would improve the Company's cash position. The Board of Directors and the Company Management, after careful consideration, believe this transaction to be an important step to the financial well-being of Amistar. We now are considering how best to employ the proceeds from the transaction. We look forward to devoting our considerable engineering and manufacturing talent to continuing to provide innovative automation solutions for manufacturers in a wide variety of industries."

In a separate Press Release, Amistar today announced its intention to file Form 15 with the Security Exchange Commission on or about March 30th, 2007, to voluntarily de-register its stock.

SAFE HARBOR DISCLOSURE UNDER THE 1995 SECURITIES LITIGATION REFORM ACT.

This news release contains forward-looking statements, which involve risks and uncertainties. The Company's actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company's future performance, see the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2005 and its Quarterly Report on Form 10-Q for the third quarter of 2006.

Additional information about Amistar is available at www.amistar.com and Distributed Delivery Networks Corporation at www.rx-apm.com.


contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-3967
gregL@amistar.com